Exhibit 5
LETTERHEAD OF REYNOLDS AMERICAN INC.
May 6, 2009
Board of Directors
Reynolds American Inc.
401 North Main Street
Winston-Salem, NC 27101
Re: Registration Statement on Form S-8 by Reynolds American Inc.
Ladies and Gentlemen:
     I have acted as counsel for Reynolds American Inc., a North Carolina corporation (the “Company”), in connection with the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan (the “Plan”). In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:
     1.) The shares of the Company’s Common Stock, par value of $0.0001 per share (the “Common Shares”), that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with such Plan, validly issued, fully paid and nonassessable.
     2.) When issued in accordance with the Rights Agreement, dated July 30, 2004 (the “Rights Agreement”), by and between the Company and The Bank of New York, as rights agent, the Rights (as defined in the Rights Agreement) will be validly issued.
     The opinions expressed herein are limited to the laws of the State of North Carolina as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Common Shares and the associated rights pursuant to the Plan will be in full force and effect at all times at which such Common Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. I also have assumed that the Rights Agreement was executed and delivered by a duly authorized officer of The Bank of New York (the “Rights Agent”) and that the obligations of the Rights Agent set forth in the Rights Agreement are valid and binding against the Rights Agent.

     The opinion set forth in paragraph 2 above is limited to the valid issuance of the Rights under the corporation laws of the State of North Carolina. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, I have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McDara P. Folan, III

McDara P. Folan, III Senior Vice President, Deputy General Counsel and Secretary

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